Exhibit 99.1

NEWS RELEASE	17021 Aldine Westfield Houston, Texas 77073 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Baker Hughes, CSL Capital Management and Goldman Sachs’ Merchant Banking Division agree to form North American land pressure pumping company

•	Privately-held new company will provide hydraulic fracturing and cementing services and technology for the North American land market

•	New company will have a strong balance sheet as a result of a $175 million cash contribution from CSL Capital Management and Goldman Sachs’ Merchant Banking Division and a debt-free structure

•	New company will be led by an experienced management team and governed by a seasoned board of industry leaders

•	Baker Hughes will retain a 46.7 percent ownership stake, and will receive $150 million in cash from the new company

HOUSTON—(Nov. 29, 2016)—Baker Hughes Incorporated (NYSE:BHI), CSL Capital Management and West Street Energy Partners (WSEP), a fund managed by the Merchant Banking Division of Goldman Sachs, announced today an agreement to create a pure-play North American land pressure pumping company. The new company will leverage operational experience and industry expertise to provide customers with leading hydraulic fracturing and cementing services supported by the current Baker Hughes world-class technology portfolio.

Under the terms of the agreement, Baker Hughes will contribute its North American land cementing and hydraulic fracturing businesses, which comprises assets in the U.S. and Canada. This includes personnel, expertise, technology and infrastructure. Upon closing, CSL Capital Management will contribute its Allied Energy Services platform, which provides hydraulic fracturing and cementing services on land in North America. Further, CSL Capital Management and WSEP will together contribute $325 million in cash to the new company, of which $175 million will be used to strengthen its balance sheet and position it for growth, while the remaining $150 million will go to Baker Hughes. CSL Capital Management and WSEP together will own 53.3 percent of the new company, and Baker Hughes will retain a 46.7 percent ownership stake. The new company will operate under the BJ Services brand and will be headquartered in Tomball, Texas.

“The proposed transaction will create a pure-play pressure pumping competitor for the benefit of shareholders, customers and employees,” said Martin Craighead, Chairman and Chief Executive Officer of Baker Hughes. “With a strong balance sheet and deep operational expertise, the new company will benefit from a sharp focus on pressure pumping to respond quickly to market dynamics and better serve customers. In line with our asset-light strategy, this

17021 Aldine Westfield Houston, Texas 77073 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com ownership model enables Baker Hughes to participate in the North American land pressure pumping market, while reducing capital intensity and maximizing shareholder value.”

“With the combination of the Baker Hughes North American land cementing and hydraulic fracturing assets and our Allied Energy Services’ fracturing and cementing businesses, we are excited to create a leader in the pressure pumping sector and to operate under the well-regarded BJ Services name, which for almost 150 years has stood for superior and timely service to its customers and to the market,” stated Charlie Leykum, founding partner of CSL Capital Management.

Warren Zemlak, current President & CEO of Allied Energy Services, and former long-time senior executive with both Schlumberger and Sanjel, will serve as CEO of BJ Services, with the balance of the executive team to include oilfield services veterans. The company will be governed by an experienced board comprised of industry leaders.

“The combined company will have 1.9 million hydraulic horse power and more than 240 cementers, among other assets, and an owned-facility footprint throughout North America to serve our customers in all basins,” said Zemlak, CEO of the new BJ Services. “We look forward to renewing the BJ Services legacy and utilizing our experience building highly reliable teams and efficient operations to create a North American pressure pumping leader.”

Baker Hughes will provide customary support services to ensure a seamless transition. Access to current Baker Hughes’ pressure pumping technology will be provided to the new company through a licensing agreement. Through a strategic collaboration, Baker Hughes will have access to BJ Services’ product and service portfolio to continue to provide solutions to customers in the North American land market.

The financial results of the Baker Hughes North American land pressure pumping business will continue to be reported as part of Baker Hughes’ consolidated financial results through the fourth quarter of 2016. This agreement does not include Baker Hughes’ international pressure pumping businesses or its Gulf of Mexico offshore pressure pumping operations, which Baker Hughes will continue to operate.

The agreement is subject to customary regulatory approvals. The companies are committed to working constructively with regulatory authorities to obtain required approvals.

17021 Aldine Westfield Houston, Texas 77073 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Wells Fargo Securities, LLC is acting as exclusive financial advisor to Baker Hughes.

About Baker Hughes

Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The Company’s 34,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information about Baker Hughes, visit: www.bakerhughes.com

About CSL Capital

CSL Capital Management is an SEC-registered private equity firm founded in early 2008 and headquartered in Houston, TX. Since its inception, CSL Capital Management has raised in excess of $1.3 billion in equity capital and commitments across various investment vehicles. CSL Capital Management is currently investing out of CSL Energy Opportunities Fund II, L.P. CSL’s current portfolio includes several de novo, growth, recapitalization, and other investments.

About Goldman Sachs’ Merchant Banking Division

Founded in 1869, The Goldman Sachs Group, Inc., is a leading global investment banking, securities and investment management firm. Goldman Sachs’ Merchant Banking Division (MBD) is the primary center for the firm’s long-term principal investing activity. With nine offices across seven countries, MBD is one of the leading private capital investors in the world with equity and credit investments across corporate, real estate, and infrastructure strategies. Since 1986, the group has invested approximately $180 billion of levered capital across a number of geographies, industries and transaction types.

Contacts:

Media Relations: Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com

Investor Relations: Alondra Oteyza, +1.713.439.8822, alondra.oteyza@bakerhughes.com

General questions: info@bjservices.com